Exhibit 4.5

The Very Good Food Company | CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020 (Unaudited—Expressed in Canadian dollars)

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

Condensed Interim Consolidated Statements of Financial Position

(Expressed in Canadian dollars, unaudited)

As at	Notes	June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents		$5,926,067	$25,084,083
Accounts receivable	4	1,408,396	449,583
Inventory	5	3,338,690	1,195,535
Prepaids and deposits	6	5,766,262	1,887,035

Total current assets		16,439,415	28,616,236
Right-of-use assets	7	17,420,754	5,046,597
Property and equipment	8	5,787,866	740,728
Prepaids and deposits	6	942,190	779,036
Goodwill	9	3,479,535	—
Deferred financing costs	12	5,073,283	—

Total assets		$49,143,043	$35,182,597

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	10	$6,834,050	$1,871,728
Deferred revenue		45,346	102,239
Current portion of lease liabilities	11	793,433	146,935
Current portion of loans payable and other liabilities	12	1,564,546	—
Contingent consideration	9	1,048,000	—

Total current liabilities		10,285,375	2,120,902
Lease liabilities	11	17,285,051	5,389,352
Loans payable and other liabilities	12	2,412,227	30,000

Total liabilities		29,982,653	7,540,254

Share capital	14	44,848,614	39,335,150
Equity reserves		18,520,188	5,009,980
Subscriptions received and receivable		22,999	8,250
Accumulated other comprehensive income		15,595	6,660
Deficit		(44,247,006)	(16,717,697)

Total shareholders’ equity		19,160,390	27,642,343

Total liabilities and shareholders’ equity		$49,143,043	$35,182,597

Nature and continuance of operations (Note 1)

Commitments (Notes 11 and 23)

Events after the reporting period (Note 26)

Approved and authorized for issue by Board of Directors on August 18, 2021

“Mitchell Scott”	“Dela Salem”
Director	Director

The accompanying notes are an integral part of these condensed interim consolidated financial statements

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

Condensed Interim Consolidated Statements of Net Loss and Comprehensive Loss

(Expressed in Canadian dollars, unaudited)

		Three months ended		Six months ended
	Notes	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
			(Restated – Note 25)		(Restated – Note 25)
Revenue		$2,780,681	$1,087,790	$5,423,764	$1,426,342
Procurement expense	7,8,21	(2,102,822)	(690,795)	(4,155,068)	(1,147,847)
Fulfilment expense	7,8,21	(2,045,714)	(415,134)	(4,028,609)	(491,593)
General and administrative expense	7,8,21	(6,834,880)	(723,599)	(16,409,437)	(1,335,815)
Marketing and investor relations expense	21	(2,579,656)	(740,231)	(4,726,001)	(903,805)
Research and development expense	8,21	(515,965)	(65,074)	(881,985)	(162,824)
Pre-production expense	7,8,21	(656,288)	—	(1,541,823)	—

Operating loss		(11,954,644)	(1,547,043)	(26,319,159)	(2,615,542)
Finance expense	17	(405,947)	(854,346)	(762,977)	(912,333)
Other expense	18	(140,142)	(17,266)	(447,173)	(20,766)

Net loss		(12,500,733)	(2,418,655)	(27,529,309)	(3,548,641)
Other comprehensive income
Foreign currency translation gain		4,461	—	8,935	—

Comprehensive loss		$(12,496,272)	$(2,418,655)	$(27,520,374)	$(3,548,641)

Loss per share – basic and diluted		$(0.13)	$(0.05)	$(0.28)	$(0.07)

Weighted average number of shares outstanding – basic and diluted		97,603,729	49,259,877	97,381,583	47,404,458

The accompanying notes are an integral part of these condensed interim consolidated financial statements

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

Condensed Interim Consolidated Statements of Changes in Equity (Deficiency)

(Expressed in Canadian dollars except share amounts, unaudited)

	Number of common shares	Share capital	Equity reserves	Share subscriptions received (receivable)	Accumulated other comprehensive income	Deficit	Total shareholders’ equity (deficiency)
Balance at January 1, 2020	45,515,339	$2,245,422	$272,894	$—	$—	$(2,858,897)	$(340,581)
Issuance of units for cash	16,100,000	4,025,000	—	—	—	—	4,025,000
Issuance of common shares for finders’ fees	322,000	80,500	—	—	—	—	80,500
Share issuance costs	—	(646,108)	176,242	—	—	—	(469,866)
Issuance of common shares pursuant to the exercise of stock options	262,500	100,470	(34,845)	—	—	—	65,625
Issuance of common shares and units pursuant to the exercise of warrants	2,588,536	773,101	—	—	—	—	773,101
Issuance of common shares pursuant to the conversion of convertible debentures	7,494,716	1,873,222	—	—	—	—	1,873,222
Issuance of warrants for services	—	—	80,324	—	—	—	80,324
Issuance of units for services	166,670	21,240	3,760	—	—	—	25,000
Share-based compensation	—	—	450,011	—	—	—	450,011
Net loss for the period	—	—	—	—	—	(3,548,641)	(3,548,641)

Balance at June 30, 2020 (Restated – Note 25)	72,449,761	$8,472,847	$948,386	$—	$—	$(6,407,538)	$3,013,695

Balance at January 1, 2021	96,640,432	$39,335,150	$5,009,980	$8,250	$6,660	$(16,717,697)	$27,642,343
Issuance of common shares pursuant to the exercise of stock options	99,167	209,118	(159,493)	6,250	—	—	55,875
Issuance of common shares and units pursuant to the exercise of warrants	639,350	3,920,438	(1,692,856)	(20,500)	—	—	2,207,082
Issuance of common shares for services	42,694	227,471	—	—	—	—	227,471
Issuance of common shares for acquisitions	202,005	1,156,437	—	—	—	—	1,156,437
Issuance of warrants for loan	—	—	752,559	—	—	—	752,559
Share-based compensation	—	—	14,609,998	—	—	—	14,609,998
Subscription received	—	—	—	28,999	—	—	28,999
Foreign currency translation gain	—	—	—	—	8,935	—	8,935
Net loss for the period	—	—	—	—	—	(27,529,309)	(27,529,309)

Balance at June 30, 2021	97,623,648	$44,848,614	$18,520,188	$22,999	$15,595	$(44,247,006)	$19,160,390

The accompanying notes are an integral part of these condensed interim consolidated financial statements

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

Condensed Interim Consolidated Statements of Cash Flows

(Expressed in Canadian dollars, unaudited)

Six months ended	June 30, 2021	June 30, 2020 (Restated – Note 25)
Net loss for the period	$(27,529,309)	$(3,548,641)
Adjustments for non-cash items:
Finance expense	764,182	147,333
Depreciation	841,652	154,717
Gain on termination of lease	(1,600)	—
Loss on disposal of equipment	22,561	—
Loss on settlement of debt	—	765,000
Share-based compensation	14,609,998	450,011
Shares and units issued for services	227,471	25,000
Warrants issued for services	—	80,324
Changes in non-cash working capital items:
Accounts receivable	(924,659)	(121,981)
Inventory	(2,055,329)	(7,656)
Prepaids and deposits	(1,144,701)	(8,858)
Accounts payable and accrued liabilities	1,194,146	627,076
Deferred revenue	(56,893)	188,849
Due from related parties	—	24,280

Net cash and cash equivalents used in operating activities	(14,052,481)	(1,224,546)

Cash paid for acquisitions	(1,250,000)	—
Cash acquired from acquisitions	9,306	—
Purchase of property and equipment	(3,599,115)	(112,507)
Security deposits paid for property and equipment	(3,412,197)	—
Acquisition of right-of-use assets	(29,408)	—

Net cash and cash equivalents used in investing activities	(8,281,414)	(112,507)

Proceeds from the issuance of units for cash	—	3,635,634
Proceeds from the exercise of warrants	2,207,082	773,101
Proceeds from the exercise of stock options	55,875	65,625
Proceeds from subscriptions received	28,999	—
Proceeds from loans payable	1,891,092	499,129
Repayments of loans payable	(240,000)	(236,128)
Deferred financing costs paid	(238,164)	—
Proceeds from loan payable to related parties	—	400,000
Repayment of loan payable and accrued interest to related parties	—	(411,728)
Payments of lease liabilities	(532,097)	(82,629)
Payment of non-current lease deposits	—	(202,735)

Net cash and cash equivalents provided by financing activities	3,172,787	4,440,269

Effect of foreign exchange rate changes on cash and cash equivalents	3,092	—

(Decrease) increase in cash and cash equivalents	(19,158,016)	3,103,216
Cash and cash equivalents, beginning of period	25,084,083	405,610

Cash and cash equivalents, end of period	$5,926,067	$3,508,826

Cash	$4,861,067	$3,508,826
Redeemable guaranteed investment certificate (“GIC”)	1,000,000	—
Restricted redeemable GIC	65,000	—

Total cash and cash equivalents	$5,926,067	$3,508,826

Supplemental cash flow disclosures (Note 19)

The accompanying notes are an integral part of these condensed interim consolidated financial statements

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

1.	Nature and continuance of operations

The Very Good Food Company Inc. (the “Company”) was incorporated on December 27, 2016, under the laws of the province of British Columbia, Canada. The Company is an emerging plant-based food technology company that designs, develops, produces, distributes, and sells a variety of plant-based meats and other food alternatives. To date, the Company has developed a core product line under The Very Good Butchers brand. The Company changed its name from The Very Good Butchers Inc. to The Very Good Food Company Inc. on October 1, 2019.

Effective June 18, 2020, the Company’s common shares commenced trading on the Canadian Securities Exchange (the “CSE”) under the symbol “VERY”. Effective July 27, 2020, the Company’s shares commenced trading on the Frankfurt Stock Exchange (the “FSE”) under the symbol “0SI”. Effective October 14, 2020, the Company’s shares commenced trading on the OTC QB Market (the “OTCQB”) under the symbol “VRYYF”. Effective March 17, 2021, the Company’s shares commenced trading on the TSX Venture Exchange (“TSXV”). The Company ceased trading on the CSE on March 16, 2021.

The Company’s registered and records office are located at 800 – 885 West Georgia Street, Vancouver, British Columbia, BC V6C 3H1.

These condensed interim consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes that the Company will be able to realize its assets and satisfy its liabilities in the normal course of business for the foreseeable future.

For the six-month period ended June 30, 2021, the Company generated a net loss of $27,529,309 (2020 – $3,548,641) and negative cash flows from operations of $14,052,481 (2020 – $1,224,546). The Company expects to incur further losses in the development of its business and has significant capital projects planned. The continued operations of the Company are dependent on management’s ability to manage costs, raise additional equity or debt, and on future profitable operations. Whether and when the Company can generate sufficient operating cash flows to pay for its expenditures and settle its obligations as they fall due is uncertain. As a result of these conditions, management has concluded, in making its going concern assessment, that there are material uncertainties related to events and conditions that may cast significant doubt upon the Company’s ability to continue as a going concern.

These condensed consolidated interim financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and statement of financial position classifications that would be necessary were the going concern assumption inappropriate. These adjustments could be material.

Covid-19 Estimation Uncertainty

On March 11, 2020, the World Health Organization declared the outbreak of the novel coronavirus (“COVID-19”) a global pandemic. This has resulted in governments worldwide, including the Canadian government, to enact emergency measures to combat the spread of the virus. These measures, which include social distancing, the implementation of travel bans, and closures of non-essential businesses, have caused material disruption to businesses globally, resulting in an economic slowdown. As at June 30, 2021, the Company has not observed any material impairments of our assets or a significant change in the fair value of assets due to the COVID-19 pandemic.

The situation is dynamic and the ultimate duration and magnitude of the impact of COVID-19 on the economy and the financial effect on our business, financial position and operating results remain unknown at this time. These impacts could include the ability of the Company to raise capital, the impairment in the value of our long-lived assets, or potential future decreases in revenue or the profitability of our ongoing and future operations. The Company is closely monitoring the impact of the pandemic on all aspects of its business.

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

2.	Basis of presentation and measurement

Statement of compliance

These condensed interim consolidated financial statements have been prepared in conformity with International Accounting Standard (“IAS”) 34, Interim Financial Reporting, using the same accounting policies as detailed in the Company’s annual audited consolidated financial statements for the year ended December 31, 2020. These condensed financial statements do not include all the information required for full annual financial statements in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”). These condensed interim consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements.

These condensed interim consolidated financial statements of the Company were authorized for issue by the Board of Directors on August 18, 2021.

Basis of presentation

These condensed interim consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: The Very Good Butchers Inc., 1218169 B.C. Ltd., 1218158 B.C. Ltd., The Cultured Nut Inc., and Lloyd-James Marketing Group Inc., companies incorporated in the province of British Columbia, Canada, and VGFC Holdings LLC, a company incorporated in the state of Delaware, U.S.A.

Control exists when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of the subsidiaries are included in the consolidated financial statements from the date that control commences. All inter-company balances and transactions have been eliminated on consolidation.

These condensed interim consolidated financial statements have been prepared on an accrual basis and are based on historical costs. The presentation and functional currency of the Company is the Canadian dollar. In the opinion of the Company’s management, all adjustments considered necessary for a fair presentation have been included.

The Company structures its condensed interim consolidated statements of net loss and comprehensive loss on a functional basis. For that purpose, the Company defines cost of sales as procurement expense and gross profit as revenues less procurement expense.

Critical accounting estimates and judgements

The preparation of these condensed interim financial statements in accordance with IFRS requires the Company to make judgments, estimates, and assumptions that affect the application of accounting policies and the reported amount of assets, liabilities and contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period. The Company’s management reviews these estimates and underlying assumptions on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the period in which the estimates are revised. Actual results may differ from these judgements, estimates and assumptions.

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

2.	Basis of presentation and measurement (continued)

Information on significant areas of uncertainty and critical estimates in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements relate to the following:

Share-based compensation

The Company utilizes the Black-Scholes Option Pricing Model (“Black-Scholes”) to estimate the fair value of stock options and warrants granted to directors, officers, employees and service providers. The use of Black-Scholes requires management to make various estimates and assumptions that impact the value assigned to the stock options including the forecast future volatility of the stock price, the risk-free interest rate, dividend yield and the expected life of the stock options. Any changes in these assumptions could have a material impact on the share-based compensation calculation value. See also note 16.

Carrying value of inventory

The Company records valuation adjustments for inventory by comparing the inventory cost to its net realizable value. The process requires the use of estimates and assumptions related to future market demand, costs and prices. Such assumptions are reviewed and may have a significant impact on the valuation adjustments for inventory.

Business combinations

Judgment is used in determining whether an acquisition is a business combination or an asset acquisition and assessing whether the amounts paid on achievement of milestones represents contingent consideration or compensation for post-acquisition services. Contingent consideration that is classified as a liability is remeasured at fair value at each reporting date and subsequent changes in the fair value of the contingent consideration are recognised in profit or loss. Accounting for acquisitions requires estimates with respect to the fair value of the assets acquired and liabilities assumed.

Impairment

The Company assesses impairment of non-financial assets such as goodwill, right-of-use assets, and property and equipment. In assessing impairment, management estimates the recoverable amount of each asset or cash generating unit (“CGU”) based on expected future cash flows. When measuring expected future cash flows, management makes assumptions about future growth of profits which relate to future events and circumstances. Actual results could vary from these estimated future cash flows. Estimation uncertainty relates to assumptions about future operating results and the application of an appropriate discount rate.

Goodwill is subject to impairment testing on an annual basis. However, if indicators of impairment are present, the Company will review goodwill for impairment when such indicators arise. In addition, at each reporting period, the Company reviews whether there are indicators that the recoverable amount of long-lived assets may be less than their carrying amount.

Goodwill and long-lived assets are reviewed for impairment by determining the recoverable amount of each CGU or groups of CGUs to which the goodwill or long-lived assets relate. Management estimates the recoverable amount of the CGUs based on the higher of value-in-use (“VIU”) and fair value less costs of disposal (“FVLCD”). The VIU calculations are based on expected future cash flows. When measuring expected future cash flows, management makes key assumptions about future growth of profits which relate to future events and circumstances. Estimation uncertainty relates to assumptions about future operating results and the application of an appropriate discount rate. Actual results could vary from these estimates which may cause significant adjustments to the Company’s goodwill or long-lived assets in subsequent reporting periods.

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

2.	Basis of presentation and measurement (continued)

Leases

The lease liability and right-of-use asset valuation is based on the present value of the lease payments over the lease term. The lease term is determined as the non-cancellable term of the lease, which may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company applies judgment in evaluating whether it is reasonably certain whether or not to exercise the option to extend or terminate the lease, and any modifications to the lease term will result in the revaluation of the lease. The present value of the lease payments is dependent on the Company’s estimate of its incremental borrowing rates.

3.	New Accounting Pronouncements

The following IFRS standards have been recently issued by the IASB. Pronouncements that are irrelevant or not expected to have a significant impact have been excluded.

Amendments to IAS 1: Classification of Liabilities as Current or Non-Current

The amendment clarifies the requirements relating to determining if a liability should be presented as current or non-current in the statement of financial position. Under the new requirement, the assessment of whether a liability is presented as current or non-current is based on the contractual arrangements in place as at the reporting date and does not impact the amount tor timing of recognition. The amendment applies retrospectively for annual reporting periods beginning on or after January 1, 2023. The Company is currently evaluating the potential impact of this amendment on the Company’s consolidated financial statements.

Amendments to IAS 37: Onerous Contracts and the Cost of Fulfilling a Contract

The amendment specifies that the “cost of fulfilling” a contract comprises the “costs that relate directly to the contract”. Costs that relate directly to a contract can either be incremental costs of fulfilling that contract or an allocation of other costs that relate directly to fulfilling contracts. The amendment is effective for annual periods beginning on or after January 1, 2022, with early application permitted. The Company is currently evaluating the potential impact of this amendment on the Company’s consolidated financial statements.

4.	Accounts receivable

	As at June 30, 2021	As at December 31, 2020
GST receivable	$1,288,628	$366,561
Trade accounts receivable	118,958	82,740
Accrued interest receivable	810	282

	$1,408,396	$449,583

Trade accounts receivable is recorded net of an allowance for doubtful accounts of $28,757 (December 31, 2020 - $39,917).

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

5.	Inventory

Inventory consisted primarily of raw materials, packaging and restaurant supplies and finished goods which were either at the retail location, warehouses, storage space or held with third party distributors.

	As at June 30, 2021	As at December 31, 2020
Raw materials	$1,550,622	$320,346
Packaging and restaurant supplies	966,796	333,728
Finished goods	821,272	541,461

	$3,338,690	$1,195,535

Included in finished goods inventory at June 30, 2021, was $44,677 (December 31, 2020 - $12,053) of depreciation expense related to property and equipment and $27,561 (December 31, 2020 - $7,502) related to right-of-use assets used in production.

6.	Prepaids and deposits

	As at June 30, 2021	As at December 31, 2020
Prepaid expenses	$1,146,907	$432,039
Security deposits	4,654,802	1,293,272
Lease deposits (Notes 11 and 23)	906,743	940,760

	6,708,452	2,666,071
Less: current portion of prepaids and deposits	(5,766,262)	(1,887,035)

	$942,190	$779,036

7.	Right-of-use assets

	Right-of-use building	Right-of-use equipment	Right-of-use vehicle	Total
Cost
Balance, December 31, 2020	$5,280,607	$151,117	$23,767	$5,455,491
Additions	11,364,604	1,683,250	33,157	13,081,011
Early termination of lease	(7,493)	—	(23,767)	(31,260)
Foreign exchange translation adjustment	(76,483)	—	—	(76,483)

Balance, June 30, 2021	$16,561,235	$1,834,367	$33,157	$18,428,759

Accumulated Depreciation
Balance, December 31, 2020	$(342,342)	$(61,067)	$(5,485)	$(408,894)
Depreciation	(551,627)	(52,438)	(5,469)	(609,534)
Early termination of leases	2,366	—	5,942	8,308
Foreign exchange translation adjustment	2,115	—	—	2,115

Balance, June 30, 2021	$(889,488)	$(113,505)	$(5,012)	$(1,008,005)

Carrying amounts
Balance, December 31, 2020	$4,938,265	$90,050	$18,282	$5,046,597

Balance, June 30, 2021	$15,671,747	$1,720,862	$28,145	$17,420,754

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

7.	Right-of-use assets (continued)

The additions in right-of-use assets (building and equipment) during the six months ended June 30, 2021, are primarily related to the Rupert Facility.

Depreciation of right-of-use assets included in the condensed interim consolidated financial statements is split as follows:

	As at June 30, 2021	As at June 30, 2020
Consolidated statements of financial position
Included in inventory	$19,704	$—

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Consolidated statements of net loss and comprehensive loss
Included in procurement expense	$99,412	$28,399	$127,240	$56,660
Included in fulfilment expense	92,861	3,248	107,461	3,248
Included in general and administrative expense	40,360	48,730	42,943	49,873
Included in pre-production expense	132,304	—	312,186	—

	$364,937	$80,377	$589,830	$109,781

8.	Property and equipment

	Restaurant, production, and R&D equipment	Furniture and fixtures	Computer equipment and software	Leasehold improvements	Vehicle	Total
Cost
At December 31, 2020	$364,723	$125,142	$107,870	$253,149	$69,781	$920,665
Additions	2,680,296	204,186	289,848	2,122,000	67,294	5,363,624
Disposals	(2,679)	(9,364)	—	—	(8,559)	(20,602)

At June 30, 2021	$3,042,340	$319,964	$397,718	$2,375,149	$128,516	$6,263,687

Accumulated depreciation
At December 31, 2020	(63,934)	(10,466)	(34,207)	(52,323)	(19,007)	(179,937)
Depreciation	(58,498)	(20,435)	(125,079)	(83,412)	(9,102)	(296,526)
Disposals	—	—	—	—	642	642

At June 30, 2021	$(122,432)	$(30,901)	$(159,286)	$(135,735)	$(27,467)	$(475,821)

Net book value
At December 31, 2020	$300,789	$114,676	$73,663	$200,826	$50,774	$740,728

At June 30, 2021	$2,919,908	$289,063	$238,432	$2,239,414	$101,049	$5,787,866

As at June 30, 2021, a total of $10,057 (December 31, 2020 - $81,000) of furniture and fixtures, $1,784,785 (December 31, 2020 - $nil) of production equipment, and $nil (December 31, 2020 - $63,557) of leasehold improvements related to property and equipment under construction, and no depreciation has been recognized. The Company will begin recognizing depreciation once the underlying assets are ready for their intended use.

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

8.	Property and equipment (continued)

Depreciation of property and equipment included in the condensed interim consolidated financial statements is split as follows:

	As at June 30, 2021	As at June 30, 2020
Consolidated statements of financial position

Included in inventory	$44,704	$—

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Consolidated statements of net loss and comprehensive loss
Included in procurement expense	$101,996	$17,692	$146,308	$32,818
Included in fulfilment expense	1,355	49	2,300	49
Included in general and administrative expense	39,078	5,088	69,257	10,304
Included in research and development expense	1,018	883	2,038	1,765
Included in pre-production expense	3,784	—	31,919	—

	$147,231	$23,712	$251,822	$44,936

9.	Acquisitions

The Cultured Nut Inc.

On February 23, 2021, the Company closed a share purchase agreement with the shareholders of The Cultured Nut Inc. (“TCN”) to purchase 100% of the issued and outstanding Class V Voting Shares, Class A Non-Voting Common Shares, Class D Non-Voting Common Shares and Class C Non-Voting Common Shares (collectively, the “Shares”). TCN, an artisan vegan cheese producer on the West Coast of Canada, with several innovative products including block style cheeses. In consideration for the acquisition of TCN, the Company agreed to pay the following:

•	$925,000 due on closing (paid);

•	139,676 common shares due on closing (issued);

•	$75,000 on August 30, 2021; and

•	Up to $1,000,000 contingent on the successful achievement of certain milestones related to the integration of TCN’s business over a 12-month period.

The Company also agreed to pay an amount equal to the closing working capital of TCN, equal to the difference between the current assets and current liabilities on the date of acquisition. The Company incurred acquisition-related costs of $118,751, which have been included in other expense in the consolidated statement of net loss and comprehensive loss.

The preliminary purchase price allocation for the acquisition of TCN is summarized as follows:

Acquisition consideration
Cash	$1,000,000
Fair value of common shares	790,566
Contingent consideration	698,000
Working capital consideration	36,219

Total acquisition consideration	$2,524,785

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

9.	Acquisitions (continued)

Fair value of TCN’s net assets acquired
Cash and cash equivalents	$3,895
Accounts receivable	14,218
Inventory	23,418
Prepaids and deposits	7,788
Right-of-use assets	127,043
Property and equipment	65,851
Goodwill	2,422,916
Accounts payable and accrued liabilities	(12,801)
Lease liabilities	(127,543)

Total fair value of TCN’s net assets acquired	$2,524,785

In accordance with the acquisition method of accounting, the acquisition cost has been allocated on a preliminary basis to the identifiable underlying assets acquired and liabilities assumed, based upon their estimated fair values at the date of acquisition. The Company has retained an independent appraiser to determine the fair value of assets acquired and liabilities assumed and the work of such appraiser is ongoing. As such the purchase price allocation at June 30, 2021 is preliminary and the determination of the final working capital adjustment and contingent consideration, the identification of any intangible assets and the finalization of the value of goodwill remains provisional. If new information obtained within one year of the date of acquisition about facts and circumstances that existed at the date of acquisition identifies adjustments to the above amounts, or any additional provisions that existed at the date of acquisition, then the accounting for the acquisition will be revised.

The goodwill is attributable mainly to the expected synergies and future income and growth expected to be achieved from integrating TCN into the Company’s existing business.

Lloyd-James Marketing Group Inc.

On March 11, 2021, the Company closed a share purchase agreement with the sole shareholder of Lloyd-James Marketing Group Inc. (“Lloyd-James”) to purchase 100% of the issued and outstanding common shares (the “Shares”). Lloyd-James is a wholesale and food service broker who specializes in the plant-based food industry has a history of placement in large natural, speciality and conventional grocery retailers. In consideration for the acquisition of Lloyd-James, the Company agreed to pay the following:

•	$325,000 due on closing (paid);

•	62,329 common shares due on closing (issued); and

•	Up to $350,000 contingent on the successful achievement of certain milestones related to the integration of Lloyd-James business over a 12 month period.

The Company also agreed to pay an amount equal to the closing working capital of Lloyd-James, equal to the difference between the current assets and current liabilities on the date of acquisition. The Company incurred acquisition-related costs of $57,440, which have been included in other expense in the consolidated statement of net loss and comprehensive loss.

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

9.	Acquisitions (continued)

The preliminary purchase price allocation for the acquisition of Lloyd-James is summarized as follows:

Acquisition consideration
Cash	$325,000
Fair value of common shares	365,871
Contingent consideration	350,000
Working capital consideration	25,648

Total acquisition consideration	$1,066,519

Fair value of Lloyd-James’s net assets acquired
Cash and cash equivalents	$5,411
Accounts receivable	19,936
Goodwill	1,056,619
Accounts payable and accrued liabilities	(15,447)

Total fair value of Lloyd-James’s net assets acquired	$1,066,519

In accordance with the acquisition method of accounting, the acquisition cost has been allocated on a preliminary basis to the identifiable underlying assets acquired and liabilities assumed, based upon their estimated fair values at the date of acquisition. The Company has retained an independent appraiser to determine the fair value of assets acquired and liabilities assumed and the work of such appraiser is ongoing. As such the purchase price allocation at June 30, 2021 is preliminary and the determination of the final working capital adjustment and contingent consideration, the identification of any intangible assets and the finalization of the value of goodwill remains provisional. If new information obtained within one year of the date of acquisition about facts and circumstances that existed at the date of acquisition identifies adjustments to the above amounts, or any additional provisions that existed at the date of acquisition, then the accounting for the acquisition will be revised.

The goodwill is attributable mainly to the skills and technical talent of Lloyd-James work force and the synergies expected to be achieved from integrating Lloyd-James into the Company’s existing business.

10.	Accounts payables and accrued liabilities

	As at June 30, 2021	As at December 31, 2020
Accounts payable	$3,573,088	$1,173,048
Accrued liabilities	3,260,962	698,680

	$6,834,050	$1,871,728

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

11.	Lease liabilities

Lease liabilities consist of leases for retail, production and distribution facilities, equipment and a vehicle. The leases have been discounted using weighted average interest rates ranging between 3.0% and 12.5% as estimated incremental borrowing rates of the Company for similar assets.

Six-months ended June 30, 2021
Balance, beginning of period	$5,536,287
Additions	12,532,758
Lease payments	(532,097)
Early termination of leases	(24,552)
Lease concessions	—
Interest expense	646,299
Foreign exchange translation adjustment	(80,211)

Balance, end of period	$18,078,484
Less: current portion of lease liabilities	(793,433)

Lease liabilities	$17,285,051

The Company’s future minimum lease payments for the leases for retail, warehouse, production facilities, equipment and vehicle are as follows:

Fiscal year ending:	Retail, warehouse and production facilities	Equipment	Vehicle	Total
December 31, 2021	$899,172	$149,991	$6,087	$1,055,250
December 31, 2022	1,830,964	287,619	12,175	2,130,758
December 31, 2023	1,851,299	285,519	12,175	2,148,993
December 31, 2024	1,868,919	238,717	468	2,108,104
December 31, 2025	1,885,744	225,396	—	2,111,140
December 31, 2026 and thereafter	20,838,830	55,164	—	20,893,994

Total lease payments	29,174,928	1,242,406	30,905	30,448,239
Amounts representing interest over the term of the leases	(12,221,497)	(145,818)	(2,440)	(12,369,755)
Present value of net lease payments	16,953,431	1,096,588	28,465	18,078,484
Less: Current portion	(546,811)	(235,963)	(10,659)	(793,433)

Long-term portion	$16,406,620	$860,625	$17,806	$17,285,051

Further information about our leases facilities is provided in Note 23 Commitments.

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

12.	Loans payable and other liabilities

	CEBA loan	Revolving line of credit	Senior secured term loan	Credit facility fee liability	Total
Balance, December 31, 2020	$30,000	$—	$—	$—	$30,000
Additions	—	566,910	1,324,182	2,520,000	4,411,092
Discount	—	—	—	(231,035)	(231,035)
Accretion expense	—	—	—	6,716	6,716
Repayments	(30,000)	—	—	(210,000)	(240,000)

Balance, June 30, 2021	—	566,910	1,324,182	2,085,681	3,976,773
Less: Current portion	—	—	—	(1,564,546)	(1,564,546)

Long-term portion	$—	$566,910	$1,324,182	$521,135	$2,412,227

During the year ended December 31, 2020, the Company received a loan totalling $40,000 from its bank under the Canada Emergency Business Account program (“CEBA”) funded by the Government of Canada. The loan is interest free and may be repaid any time before December 31, 2022, at which time if unpaid, the remaining balance will convert to a 3-year term loan at an interest rate of 5% per annum. If the Company repays the loan prior to December 31, 2022, there will be loan forgiveness of 25% of the loan, up to $10,000. During the year ended December 31, 2020, the Company recognized $10,000 as forgiveness of loan as it was reasonably certain that the Company would repay the loan before December 31, 2022. During the six months ended June 30, 2021, the Company repaid the loan of $30,000.

On June 7, 2021, the Company entered into a loan agreement (the “Loan Agreement”) for a senior secured credit facility (the “Credit Facility”) with Waygar Capital Inc. (the “Agent”), as agent for Ninepoint Canadian Senior Debt Master Fund L.P. (the “Lender”). The Credit Facility consists of a $20,000,000 revolving line of credit and a $50,000,000 senior secured asset term loan. All amounts drawn under the Credit Facility will incur interest at a rate of 9.95% per annum on the unpaid principal amount of outstanding advances, will be repaid in full upon maturity, and are secured by a first-priority security interest on substantially all of the Company’s assets. The revolving line of credit is also subject to an unused line fee of 1% per annum. The Credit Facility will become due on June 7, 2023, subject to the Company’s option to extend the maturity date for an additional 12 months on terms and conditions to be mutually agreed to between the Company and the Lender. In connection with the Loan Agreement, the Company issued 225,000 common share purchase warrants to the Agent with a fair value of $752,559 to the Agent, which are exercisable for one common share of the Company at a price of C$5.62 for a period of 60 months from the date of issuance. The warrants are subject to a hold period of four months and one day from issuance. In addition, the Company agreed to pay a credit facility fee of $2,520,000 to the Agent, which is payable as follows: $210,000 payable within 5 days of closing (paid); $105,000 payable on or before July 7, 2021 (paid subsequently); $105,000 payable on or before August 8, 2021 (paid subsequently); $105,000 on or before September 5, 2021; $105,000 on or before October 5, 2021; $630,000 on or before June 6, 2022; $630,000 on or before June 8, 2022; and $630,000 on or before June 7, 2023. The Company also incurred other financing costs of $2,142,926 in connection with the financing, of which $1,904,762 is included in accounts payable and accrued liabilities at June 30, 2021.

During the six months ended June 30, 2021, the Company received a total of $1,891,092 pursuant to the Credit Facility and recognized the net present value of the credit facility fee payable of $2,288,965, with a corresponding discount of $231,035. During the six months ended June 30, 2021, the Company recognized interest and accretion expense of $16,945. As at June 30, 2021, a total of $3,976,773 is outstanding, net of an unamortized discount of $224,319, and $10,229 is outstanding for interest, which is included in accounts payable and accrued liabilities. The Company incurred debt financing costs totalling $5,184,450, which will be amortized over the term of the Credit Facility at the effective interest rate. During the six months ended June 30, 2021, the Company recognized accretion expense of the deferred financing costs of $111,167. As at June 30, 2021, the remaining carrying value of the deferred financing costs was $5,073,283.

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

13.	Related party balances and transactions

Related party transactions

The Company’s key management personnel have the authority and responsibility for planning, directing, and controlling the activities of the Company and consists of the Company’s executive management team and directors. Compensation was as follows:

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Salaries incurred to key management personnel	$246,923	$69,131	$540,308	$99,121
Professional fees incurred to the former CFO	—	55,000	—	100,406
Directors fees	—	—	6,000	—
Share-based compensation	2,778,908	84,459	8,086,241	292,285

	$3,025,831	$208,590	$8,632,549	$491,812

14.	Share capital

Authorized share capital

Unlimited number of common shares without par value.

Issued share capital during the six months ended June 30, 2021

a)	On February 23, 2021, the Company issued 139,676 common shares with a fair value of $790,566 pursuant to a share purchase agreement to acquire TCN (Note 9).

b)	On March 11, 2021, the Company issued 62,329 common shares with a fair value of $365,871 pursuant to a share purchase agreement to acquire Lloyd-James (Note 9).

c)

During the six months ended June 30, 2021, the Company issued a total of 82,500 common shares pursuant to the exercise of stock options at $0.25 per share and 16,667 common shares pursuant to the exercise of stock options at $1.74 per share for aggregate gross proceeds of $49,625. During the six months ended June 30, 2021, the Company received $6,250 related to a stock option exercise which occurred during the year ended December 31, 2020.

d)

During the six months ended June 30, 2021, the Company issued a total of 365,483 common shares and 273,867 units pursuant to the exercise of warrants with exercise prices ranging between $1.30 per share and $4.50 per share for gross proceeds of $2,227,583, of which $6,000 was receivable at June 30, 2021, and $19,500 was received as at December 31, 2020. Each unit consisted of one common share and one-half of one warrant with exercise prices ranging between $2.00 and $4.50 with terms ranging between February 7, 2022, and June 4, 2022. During the six months ended June 30, 2021, the Company received $5,000 related to a warrant exercise which occurred during the year ended December 31, 2020.

e)	During the six months ended June 30, 2021, the Company issued a total of 42,694 common shares for marketing services with a fair value of $227,471.

f)	During the six months ended June 30, 2021, the Company received subscriptions of $28,999 pursuant to a subsequent exercise of stock options (Note 26).

15.	Warrants

The following table summarizes information about the warrants at June 30, 2021, and the changes for the period then ended:

	Number of warrants	Weighted average exercise price
Warrants outstanding, December 31, 2020	2,889,367	$3.70
Issued	361,934	5.08
Exercised	(639,350)	3.39

Warrants outstanding, June 30, 2021	2,611,951	$3.94

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

15.	Warrants (continued)

The Company’s warrants are exercisable only for common shares, unless otherwise noted. The following table summarizes information about warrants outstanding and exercisable at June 30, 2021:

Exercise price	Expiry date	Warrants outstanding		Weighted average remaining contracted life (years)
$ 1.60	August 13, 2021	45,000		0.12
$ 1.51	October 6, 2021	60,000		0.27
$ 7.60	December 21, 2021	60,000		0.48
$ 1.30	February 7, 2022	12,862	*	0.61
$ 2.00	February 7, 2022	554,783		0.61
$ 2.00	February 13, 2022	44,232		0.62
$ 3.50	June 4, 2022	57,441	**	0.93
$ 4.50	June 4, 2022	1,552,633		0.93
$ 5.62	June 7, 2026	225,000		4.94

		2,611,951

*

Exercisable to acquire one unit at $1.30 per unit until February 7, 2022. Each unit consists of one common share and one-half of one warrant, with each whole warrant exercisable at $2.00 until February 7, 2022.

**

Exercisable to acquire one unit at $3.50 per unit until June 4, 2022. Each unit consists of one common share and one-half of one warrant, with each whole warrant exercisable at $4.50 until June 4, 2022.

16.	Stock options

Pursuant to the Company’s stock incentive plan, the Board of Directors is authorized to grant options to directors, officers, consultants or employees to acquire up to 10% of the issued and outstanding common shares of the Company. The exercise price will not be less than $0.10 per share and the market price of the common shares on the trading day immediately preceding the date of the grant, less applicable discounts permitted by the TSX-V. The options that may be granted under this plan must be exercisable for over a period of not exceeding 5 years.

The following table summarizes the continuity of the Company’s stock options at June 30, 2021, and the changes for the period then ended:

	Number of options	Weighted average exercise price
Outstanding, December 31, 2020	3,852,639	$1.39
Granted	4,580,000	6.81
Exercised	(99,167)	0.50
Cancelled or forfeited	(260,000)	2.81

Outstanding, June 30, 2021	8,073,472	$4.43

Exercisable, June 30, 2021	4,075,436	$2.15

The options granted during the six months ended June 30, 2021, generally vest in 3 to 4 equal instalments over vesting periods ranging between 12 months and 18 months.

The weighted average share price at the date of exercise for share options exercised during the six months ended June 30, 2021, was $6.60.

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

16.	Stock options (continued)

Additional information regarding stock options outstanding as at June 30, 2021, is as follows:

Exercise price	Stock options outstanding*	Stock options exercisable	Expiry date
$ 9.07	5,000	2,500	December 7, 2023
$ 6.21	390,000	—	January 4, 2024
$ 7.10	60,000	—	January 26, 2024
$ 7.03	870,000	25,000	January 29, 2024
$ 6.73	75,000	—	February 16, 2024
$ 5.72	35,000	6,250	March 8, 2024
$ 0.25	1,006,500	1,006,500	December 31, 2024
$ 0.25	1,262,500	1,262,500	January 1, 2025
$ 0.25	85,000	85,000	June 17, 2025
$ 1.31	110,000	110,000	June 24, 2025
$ 1.56	50,000	50,000	August 7, 2025
$ 1.65	30,000	30,000	September 4, 2025
$ 1.70	5,506	2,753	September 17, 2025
$ 1.68	250,000	166,667	September 21, 2025
$ 1.60	100,000	100,000	October 7, 2025
$ 1.74	16,666	16,666	October 13, 2025
$ 4.65	522,300	361,600	November 24, 2025
$ 8.86	150,000	75,000	December 5, 2025
$ 7.03	2,300,000	25,000	January 29, 2026
$ 6.21	750,000	750,000	March 4, 2026

	8,073,472	4,075,436

*	The weighted average remaining life of options outstanding is 3.80 years.

Share-based compensation expense is determined using the Black-Scholes option pricing model. During the six months ended June 30, 2021, the Company recognized share-based compensation expense of $14,609,998 (2020 – $450,011) in equity reserves, of which $8,086,241 (2020 – $292,285) pertains to directors and officers of the Company. The weighted average fair value of options granted during the six months ended June 30, 2021, was $4.93 (2020 – $0.19) per share. Weighted average assumptions used in calculating the fair value of share-based compensation expense are as follows:

	Six months ended June 30,
	2021	2020
Risk-free interest rate	0.38%	1.49%
Dividend yield	0%	0%
Expected volatility	118%	150%
Expected life (years)	4.3	5.0
Forfeiture rate	0%	0%

Expected annualized volatility was determined through the comparison of historical share price volatilities used by similar publicly listed companies in similar industries.

At June 30, 2021, there was $10,091,292 (December 31, 2020 – $2,519,228) of unrecognized share-based compensation related to unvested stock options.

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

17.	Finance expense

Finance expense is comprised of the following:

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Interest on finance lease obligations (Note 11)	$284,549	$10,959	$646,299	$21,902
Interest and accretion on loans and other liabilities	128,112	13,430	128,112	26,667
Interest and accretion on convertible debentures	—	57,632	—	86,957
Interest and accretion on related party loan	—	7,325	—	11,728
Finance cost on settlement of convertible debt	—	765,000	—	765,000
Other interest	16	—	536	79
Interest and other income	(6,730)	—	(11,970)	—

	$405,947	$854,346	$762,977	$912,333

18.	Other expense

Other expense is comprised of the following:

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Pre-construction costs*	$36,325	$17,266	$147,283	$20,766
Loss on disposal of equipment	2,679	—	22,561	—
Acquisition-related costs	101,138	—	277,329	—

	$140,142	$17,266	$447,173	$20,766

*

Pre-construction costs consist of conceptual design and preliminary engineering expenditures incurred on building-out its Mount Pleasant facility (Note 23(e)) and Rupert facility (Note 23(j)). These costs did not meet the capitalization criteria as set out in IAS 16, Property, Plant and Equipment.

19.	Supplemental cash flow disclosures

	For the six months ended June 30,
	2021	2020
Fair value of Agent’s Warrants and corporate finance fee warrants	$—	$176,242
Fair value of warrants issued in connection with Loan Agreement	752,559	—
Finance fee included in accounts payable and accrued liabilities	1,904,762	—
Issuance of common shares for acquisitions	1,156,437	—
Issuance of common shares pursuant to the conversion of convertible debentures	—	1,873,222
Lease liabilities assumed from acquisition	(127,543)	—
ROU assets acquired through leases	12,434,623	2,034,887
ROU assets acquired through acquisition	127,043	—
Property and equipment purchases included in accounts payable and accrued liabilities	1,723,575	—

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

20.	Financial instruments and financial risk management

Fair value measurements

At June 30, 2021, the carrying value of the Company’s cash and cash equivalents, accounts receivable, deposits, accounts payable and accrued liabilities, and loans payable and other liabilities, all of which are carried at amortized cost, approximate their fair value given their short-term nature or discount rate applied.

The Company does not have any financial instruments measured at fair value in the condensed interim consolidated statement of financial position, except for its contingent consideration, which was estimated at fair value as part of the preliminary purchase price allocations in note 9 and for which there has been no change in fair value to June 30, 2021.

Financial risk management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Board of Directors approves and monitors the risk management processes, inclusive of documented investment policies, counterparty limits, and controlling and reporting structures. The type of risk exposure and the way in which such exposure is managed is provided as follows:

The following is an analysis of the contractual maturities of the Company’s non-derivative financial liabilities as at June 30, 2021 and December 31, 2020:

June 30, 2021	Within 1 year	Between 1-5 years	More than 5 years
Accounts payable and accrued liabilities	$6,834,050	$—	$—
Loans payable and other liabilities	1,564,546	2,412,227	—
Contingent consideration on acquisitions	1,048,000	—	—

	$9,446,596	$2,412,227	$—

December 31, 2020	Within 1 year	Between 1-5 years	More than 5 years
Accounts payable and accrued liabilities	$1,871,728	$—	$—
Loans payable	—	30,000	—

	$1,871,728	$30,000	$—

Interest risk

The Company’s exposure to interest risk relates to its investment of surplus cash and cash equivalents, including restricted and unrestricted short-term investments. The Company may invest surplus cash in highly liquid investments with short terms to maturity and would accumulate interest at prevailing rates for such investments. At June 30, 2021, the Company had cash and cash equivalents of $5,926,067 (December 31, 2020 - $25,084,083) and a 1% change in interest rates would increase or decrease interest income by approximately $60,000 (December 31, 2020 - $250,000).

Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, security deposits and receivables. The carrying amount of cash and cash equivalents, security deposits, and trade and other receivables represent the maximum exposure to credit risk, and as at June 30, 2021, this amounted to $11,989,265 (December 31, 2020 - $26,826,938).

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

20.	Financial instruments and financial risk management (continued)

The Company’s cash and cash equivalents are held through large Canadian financial institutions and no losses have been incurred in relation to these items. The Company’s receivables are comprised of trade accounts receivable and GST receivable. At June 30, 2021, the Company has $53,974 (December 31, 2020 – $43,153) in trade accounts receivable outstanding over 60 days, of which the Company has recognized an allowance for doubtful accounts of $28,757 (December 31, 2020 – $39,917).

Concentration of credit risk

Concentration of credit risk is the risk of reliance upon a select number of customers which significantly impact the financial performance of the Company. The Company recorded sales from 3 wholesale distributors of the Company representing 12% (2020 – 22%) of total revenue during the six months ended June 30, 2021. Of the Company’s trade receivables outstanding at June 30, 2021 and December 31, 2020, 72% and 81% are held with 4 customers and 3 customers of the Company, respectively.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to pay financial instrument liabilities as they come due. The Company manages its liquidity risk by reviewing on an ongoing basis its capital requirements. As at June 30, 2021, the Company has $5,926,067 (December 31, 2020 – $25,084,083) of cash and cash equivalents. The Company is obligated to pay accounts payable and accrued liabilities, the current portion of the lease liabilities, and the current portion of loans payable and other liabilities with a carrying amount of $9,192,029 (December 31, 2020 – $2,018,663) and contingent consideration of $1,048,000 within the next year (see also note 1).

Foreign Currency Risk

The Company is exposed to foreign currency risk on fluctuations related to cash, accounts payable and accrued liabilities, and deferred revenue that are denominated in US dollars. As at June 30, 2021, a 10% appreciation of the Canadian dollar relative to the US dollar would have increased net financial assets by approximately $177,000 (December 31, 2020 – $102,312). A 10% depreciation of the Canadian dollar relative to the US dollar would have had the equal but opposite effect.

Price Risk

The Company is exposed to price risk with respect to commodity prices. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of raw materials to determine the appropriate course of action to be taken by the Company.

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

21.	Employee benefit expense

The breakdown of the wages and salaries costs within the condensed interim consolidated statements of net loss and comprehensive loss for the six months ending June 30, 2021, and 2020, are as follows:

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Included in procurement expense
Wages and salaries	$667,604	$170,270	$1,309,290	$282,956
Share-based compensation	284,147	—	542,696	14,246
Included in fulfilment expense
Wages and salaries	247,579	11,489	454,766	24,893
Share-based compensation	356,871	—	752,703	—
Included in general and administrative expense
Wages and salaries	902,857	131,706	1,883,334	253,773
Share-based compensation	4,546,887	172,083	11,887,846	412,405
Included in marketing and investor relations expense
Wages and salaries	157,796	—	283,996	—
Share-based compensation	272,907	—	561,106	3,982
Included in research and development expense
Wages and salaries	182,869	45,786	334,402	103,897
Share-based compensation	237,072	—	427,864	19,378
Included in pre-production expense
Wages and salaries	203,635	—	449,429	—
Share-based compensation	138,106	—	437,783	—

Total employee benefit expense	$8,198,330	$531,334	$19,325,215	$1,115,530

22.	Capital management

The Company’s primary objectives when managing capital is to maintain a capital structure that allows financing options to the Company in order to benefit from potential opportunities as they arise. The Company manages its capital structure and adjusts it based on the funds available to the Company in order to maintain existing operations and fund expansion opportunities. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company is continually evaluating expansion opportunities both domestically and within certain international markets. Depending on the timing and scope of expansion opportunities identified by the Company, there will be a requirement for the investment of additional capital for the Company to continue to successfully execute on its growth strategy. Based on the ongoing analysis of potential growth opportunities, the Company is not able to currently quantify any specific non-committed future capital requirements. The Company has historically relied on debt and more recently the equity markets to fund its activities. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable to ensure optimal capital structure to reduce cost of capital.

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

23.	Commitments

Finance leases

a)

On December 22, 2017, the Company entered into a lease agreement for retail and storage space located at 6-1701 Douglas Street, Victoria, BC. The lease is for a 5-year term, commencing on August 1, 2017 and expiring on July 31, 2022. The base rent due under the lease agreement is $1,252 per month during the first year and increases each subsequent year. For years 2-5, the monthly rent payable is equal to the current monthly minimum rent multiplied by the annual increase of the Consumer Price Index (“CPI”) for the current lease year just ended over the previous lease year. CPI is defined as the consumer price index for the Greater Victoria Area issued by any bureau of statistics for the Government of Canada. The Company will also pay additional rent equivalent to 4% of the Company’s gross retail sales, excluding sales from wholesale orders, in excess of $2,000,000 per annum.

b)

On January 1, 2019, the Company entered into a sub-lease agreement for kitchen and retail space located at 2527 Government Street, Victoria, BC. The lease is for a 4.5-year term, expiring on June 30, 2023. The remaining base rent due under the sub-lease agreement is $3,950 per month for the period from January 1 to June 30, 2019, $4,350 per month for the period from July 1, 2019 to June 30, 2020, $4,600 per month for the period from July 1, 2020 to June 30, 2021, $4,800 per month for the period from July 1, 2021 to June 30, 2022, and $5,050 per month for the period from July 1, 2022 to June 30, 2023.

Also, in relation to the January 1, 2019 sub-lease agreement, the Company entered into a rental agreement for the use of fixtures and equipment located at 2527 Government Street, Victoria, BC. The lease is for a 4.5-year term, expiring on June 30, 2023. The remaining rent due under the rental agreement is $250 per month for the period from January 1, 2019 to June 30, 2020, $300 per month for the period from July 1, 2020 to June 30, 2021, and $350 per month for the period from July 1, 2021 to June 30, 2023.

c)

On January 9, 2019, the Company entered into a lease agreement for restaurant production equipment. The lease is for a 3-year term, expiring on January 9, 2022. The Company is required to make 36 monthly payments of $1,858. At the expiration of the lease, the Company shall have the option to purchase the equipment for $10.

d)

On January 9, 2019, the Company entered into a lease agreement for restaurant production equipment. The lease is for a 3-year term, expiring on January 9, 2022. The Company is required to make 36 monthly payments of $2,232.

e)

On January 22, 2020, the Company entered into a lease agreement for a facility located in the Mount Pleasant area of Vancouver, BC, which commenced September 1, 2020 for a 10-year term. The facility will house the Company’s second restaurant, along with space for research and development, and offices. Pursuant to the lease agreement, the annual base rent is $332,832 per annum for years 1-3, $348,434 per annum for years 4-6, and $369,236 per annum for years 7-10. The Company paid a security deposit of $246,237, which will be applied towards the rent due for each of the 3rd, 13th, and 25th months of the term, with the balance being held as a security deposit. As at June 30, 2021, a balance of $232,242 (December 31, 2020 – $232,242) is included in prepaids and deposits. Of this amount, $43,502 is presented as a current asset and the remaining balance as a non-current asset. The lease agreement includes an option to renew for two consecutive five-year periods.

f)

On April 8, 2020, the Company entered into a lease agreement for storage space located in Victoria, BC. The lease is for 2 years and 16 days, commencing on April 15, 2020 and expiring on April 30, 2022. The base rent due under the lease agreement is $1,445 per month during the first year and $1,576 per month during the second year.

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

23.	Commitments (continued)

g)

On June 4, 2020, the Company entered into agreements for the purchase of production equipment. Pursuant to the purchase agreements, the Company was required to pay 30% deposit of the purchase price totaling $454,848, and the balance is due in 60 equal payments totaling $19,974 per month at an annual interest rate of 5%, starting from the date of the delivery. As at December 31, 2020, the equipment had not been delivered and the deposits of $454,848 were included in prepaids and deposits. During the six months ended June 30, 2021, the equipment was delivered and the deposits were applied against the acquisition of the right-of-use assets.

h)

On August 31, 2020, the Company entered into a lease agreement for a production and distribution facility located in Patterson, California, which commenced on September 1, 2020. The term of this lease is for 5 years and 7 months, expiring on February 28, 2026, with 2 options to extend the term of the lease, each for an additional term of 5 years. Pursuant to the lease agreement, the annual base rent is US$24,743 per month starting April 1, 2021 and no rent is required for the period from September 1, 2020 to June 30, 2021. The base rent is to be adjusted by 3% on the 1st of April of each year commencing from April 1, 2021. The Company paid a security deposit of US$321,659. As at June 30, 2021, a balance of $368,384 (US$296,916) (December 31, 2020 – $410,189 (US$321,659)) is included in prepaids and deposits as a non-current asset.

i)

On September 22, 2020, the Company entered into a lease agreement for a facility located in Victoria, BC, which commenced January 1, 2021 for a 10-year term. The facility will house the Company’s third restaurant. Pursuant to the lease agreement, the annual base rent is $44,975 per annum for years 1-2, $47,545 per annum for years 3-4, $50,115 per annum for years 5-6, $51,400 per annum for years 7-8, and $52,685 per annum for year 9-10. The lease agreement includes an option to renew for two consecutive five-year periods. The Company paid a security deposit of $12,256. As at June 30, 2021, a balance of $12,256 (December 31, 2020 – $12,256) is included in prepaids and deposits. Of this amount, $11,356 is presented as a current asset and the remaining balance as a non-current asset.

j)

On November 11, 2020, the Company entered into a lease agreement for the Rupert facility located in Vancouver, BC, for an initial 10-year term with renewal options for two additional 5-year terms. The facility comprises several units of approximately 45,000 square feet of production, refrigeration, warehousing, R&D and office space. Pursuant to the agreement, the lease commences June 1, 2021 with early possession permitted between January 11, 2021 and March 1, 2021. The annual base rent is $870,061 per annum for years 1 to 2, $948,546 per annum for years 3 to 4, $993,875 per annum in years 5 to 7, $1,039,204 per annum in years 8 to 9, and $1,084,533 per annum in year 10. The Company paid a security deposit of $222,249. As at June 30, 2021, a balance of $222,249 (December 31, 2020 – $222,249) is included in prepaids and deposits. Of this amount, $110,713 is presented as a current asset and the remaining balance as a non-current asset.

k)

On January 19, 2021, the Company entered into agreement for the purchase of production equipment. Pursuant to the purchase agreement, the Company is required to pay 30% deposit of the purchase price totaling $48,913, and the balance is due in 60 equal payments totaling $2,148 per month at an annual interest rate of 5%, starting from the date of the delivery. As of June 30, 2021, the equipment has not been delivered and the deposit of $48,913 is included in prepaids and deposits.

l)

On January 20, 2021, the Company entered into an agreement for the lease of production equipment. Pursuant to the agreement, the Company is required to pay 20% deposit of the purchase price totaling $196,514, and the balance is due in 36 equal payments totaling $22,845 per month at an annual interest rate of 3%, starting from the date of the delivery. As of June 30, 2021, the equipment has not been delivered and the deposit of $196,514 is included in prepaids and deposits.

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

23.	Commitments (continued)

m)

On January 20, 2021, the Company entered into an agreement for the purchase of production equipment. Pursuant to the agreement, the Company is required to pay a total of $800,565, of which $160,113 was paid as a deposit, and the balance of $640,452 is due when installation is complete. As of June 30, 2021, the equipment has not been delivered and the deposit of $160,113 is included in prepaids and deposits.

n)

On February 1, 2021, the Company entered into a lease agreement for a warehouse facility located in Victoria, BC. The lease is for a 5-year term commencing February 1, 2021 and expiring on January 31, 2026. The facility comprises approximately 6,288 square feet of warehousing space. Pursuant to the lease agreement, the annual base rent is $94,320 per annum for years 1-2, and $100,608 per annum for years 3-5. The Company paid a security deposit of $63,823, which is included in prepaids and deposits as a non-current asset.

o)

On March 16, 2021, the Company entered into agreement for the purchase of production equipment. Pursuant to the purchase agreement, the Company is required to pay 40% deposit of the purchase price totalling $710,000, 50% of the purchase price totalling $887,500 prior to shipment and 10% of the purchase price totalling $177,500 upon installation. As of June 30, 2021, the equipment has not been delivered and the deposit of $1,597,500 is included in prepaids and deposits.

p)

On May 18, 2021, the Company entered into agreement for the purchase of production equipment. Pursuant to the purchase agreement, the Company is required to pay 40% deposit of the purchase price totalling $85,440, 40% of the purchase price totalling $85,440 upon completion of design, 10% of the purchase price totalling $21,360 prior to shipment and 10% of the purchase price totalling $21,360 upon completion acceptance. As of June 30, 2021, the equipment has not been delivered and the deposit of $85,440 is included in prepaids and deposits.

q)

On June 1, 2021, the Company entered into agreement for the purchase of production equipment. Pursuant to the purchase agreement, the Company is required to pay 40% deposit of the purchase price totalling $167,799, 50% of the purchase price totalling $209,737 prior to shipment and 10% of the purchase price totalling $41,947 upon installation. As of June 30, 2021, the equipment has not been delivered and the deposit of $167,799 is included in prepaids and deposits.

Operating leases

As at June 30, 2021, the Company did not have any future payments required under non-cancellable operating leases contracted for but not capitalized in the financial statements.

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

24.	Segmented Information

The Company’s chief operating decision makers currently review the operating results of the Company as a single reportable operating segment – being the manufacture and distribution of vegan meat and cheese alternatives. The Company operates in two geographic regions: Canada and the United States. The following is a summary of the Company’s activities by geographic region as at June 30, 2021, and December 31, 2020:

	Canada	United States	Total
Total non-current assets as at June 30, 2021	$29,707,282	$2,996,346	$32,703,628
Total non-current assets as at December 31, 2020	$3,407,364	$3,158,997	$6,566,361
Revenues for the three months ended June 30, 2021	$1,559,674	$1,221,007	$2,780,681
Revenues for the three months ended June 30, 2020	$1,087,790	$—	$1,087,790
Revenues for the six months ended June 30, 2021	$2,917,033	$2,506,731	$5,423,764
Revenues for the six months ended June 30, 2020	$1,426,342	$—	$1,426,342

25.	Change in Presentation of Expenditures and Restatement

Effective for the year ended December 31, 2020, the Company elected to change the presentation of its consolidated statements of net loss and comprehensive loss. The Company believes that the revised presentation provides more useful and relevant financial information to users of the consolidated financial statements. Management has applied the change in presentation retrospectively. The consolidated statement of net loss and comprehensive loss for the three and six months ended June 30, 2020, has been reclassified to conform with the presentation used in the current period.

In addition, for the period ended the June 30, 2020, the consolidated statements of net loss and comprehensive loss, changes in equity and cash flows have been restated to reflect an adjustment made at December 31, 2020, to record a finance expense of $765,000 related to the conversion of the Company’s convertible debentures in June 2020. The impact of the restatement on the consolidated statement of changes in equity during the six months ended June 30, 2020, was an increase in share capital and deficit of $765,000, and the impact on the consolidated statement of cash flows was an increase in the adjustments for non-cash items related to finance expenses of $765,000.

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

25.	Change in Presentation of Expenditures and Restatement (continued)

The following is a summary of the impacts to the consolidated statement net loss and comprehensive loss for the three months ended June 30, 2020:

Consolidated Statement of Net Loss and Comprehensive Loss	June 30, 2020 (As previously reported)	Functional presentation reclassifications	Finance expense restatement	June 30, 2020 (As restated)
Revenues	$1,100,816	$(13,026)	$—	$1,087,790
Costs of sales	(537,738)	537,738	—	—
Procurement expense	—	(690,795)	—	(690,795)
Fulfilment expense	—	(415,134)	—	(415,134)
Advertising and promotion	(463,780)	463,780	—	—
Bank charges	(691)	691	—	—
Bad debt expense	(1,800)	1,800	—	—
Corporate communication	(126,800)	126,800	—	—
Depreciation	(104,089)	104,089	—	—
Insurance	(5,614)	5,614	—	—
Investor relations	(162,677)	162,677	—	—
Meals and entertainment	(3,123)	3,123	—	—
Office and administration	(96,569)	96,569	—	—
Professional fees	(285,519)	285,519	—	—
Rent	(12,091)	12,091	—	—
Repairs and maintenance	(25,628)	25,628	—	—
Research and development	(48,830)	48,830	—	—
Selling costs	(296,168)	296,168	—	—
Share-based compensation	(172,083)	172,083	—	—
Small tools and supplies	(163,856)	163,856	—	—
Telephone and utilities	(8,377)	8,377	—	—
Travel	(13,249)	13,249	—	—
Wages and benefits	(136,443)	136,443	—	—
General and administrative expense	—	(723,599)	—	(723,599)
Marketing and investor relations expense	—	(740,231)	—	(740,231)
Research and development expense	—	(65,074)	—	(65,074)
Financing expense	(89,346)	—	(765,000)	(854,346)
Other expense	—	(17,266)	—	(17,266)

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

25.	Change in Presentation of Expenditures and Restatement (continued)

The following is a summary of the impacts to the consolidated statement net loss and comprehensive loss for the six months ended June 30, 2020:

Consolidated Statement of Net Loss and Comprehensive Loss	June 30, 2020 (As previously reported)	Functional presentation reclassifications	Finance expense restatement	June 30, 2020 (As restated)
Revenues	$1,439,368	$(13,026)	$—	$1,426,342
Costs of sales	(834,641)	834,641	—	—
Procurement expense	—	(1,147,847)	—	(1,147,847)
Fulfilment expense	—	(491,593)	—	(491,593)
Advertising and promotion	(619,872)	619,872	—	—
Bank charges	(2,426)	2,426	—	—
Bad debt expense	(5,294)	5,294	—	—
Corporate communication	(126,800)	126,800	—	—
Depreciation	(154,717)	154,717	—	—
Insurance	(14,753)	14,753	—	—
Investor relations	(162,677)	162,677	—	—
Meals and entertainment	(6,929)	6,929	—	—
Office and administration	(139,309)	139,309	—	—
Professional fees	(504,349)	504,349	—	—
Rent	(36,597)	36,597	—	—
Repairs and maintenance	(37,370)	37,370	—	—
Research and development	(110,956)	110,956	—	—
Selling costs	(347,481)	347,481	—	—
Share-based compensation	(450,011)	450,011	—	—
Small tools and supplies	(197,803)	197,803	—	—
Telephone and utilities	(16,281)	16,281	—	—
Travel	(35,294)	35,294	—	—
Wages and benefits	(272,116)	272,116	—	—
General and administrative expense	—	(1,335,815)	—	(1,335,815)
Marketing and investor relations expense	—	(903,805)	—	(903,805)
Research and development expense	—	(162,824)	—	(162,824)
Financing expense	(147,333)	—	(765,000)	(912,333)
Other expense	—	(20,766)	—	(20,766)

The Very Good Food Company | Condensed interim consolidated financial statements

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

26.	Events after the reporting period

a)

On July 2, 2021, the Company completed its bought deal prospectus offering (the “Offering”) consisting of 5,594,750 units of the Company (the “Units”) at a price of $3.70 per Unit for total gross proceeds of $20,700,575. Each Unit consisted of one common share in the capital of the Company and one-half of one common share purchase warrant (each whole warrant, a “Warrant”), with each Warrant entitling the holder to purchase one additional common share at a price of $4.60 per Warrant until January 2, 2023.

The Company paid a commission of $1,449,040 and 391,633 compensation warrants of the Company (the “Compensation Warrants”) being equal to 7% of the aggregate number of Units sold pursuant to the offering. Each Compensation Warrant entitles the holder to purchase one additional Unit of the Company (each a “Compensation Unit”) at a price of $3.70 per Compensation Unit until January 2, 2023. In addition, the Company also paid a corporate finance fee comprised of 30,000 Units to the agent.

b)

Subsequent to June 30, 2021, the Company issued a total of 109,400 common shares pursuant to the exercise of warrants with exercise prices ranging between of $1.51 and $2.00 per share for gross proceeds of $171,400.

c)

Subsequent to June 30, 2021, the Company issued a total of 86,166 common shares pursuant to the exercise of stock options with exercise prices ranging between $0.25 and $1.74 per share for gross proceeds of $46,374, of which $28,999 was received as at June 30, 2021.

d)

Subsequent to June 30, 2021, the Company granted a total of 685,625 stock options. The stock options granted have an exercise price of $3.70 per share and expiry dates ranging between July 15, 2024, and July 15, 2026.

The Very Good Food Company Inc. 2748 Rupert Street, Vancouver, BC, V5M 3T7 Canada 1.855.526.9254 hello@verygoodfood 213892-001 .com www.verygoodfood.com